Exhibit 99.1
OSG
Overseas Shipholding Group, Inc. Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP’S FSO JOINT VENTURE
SIGNS NEW AGREEMENT WITH MAERSK OIL QATAR FOR FSO AFRICA

New York, NY – October 4, 2012 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader providing global energy transportation services, announced today that a new service agreement has been signed with Maersk Oil Qatar AS (“MOQ”) for FSO Africa, a floating storage and offloading service vessel (FSO) jointly owned by OSG and Euronav N.V. (Euronext Brussels: EURN).  The new agreement, which supersedes the previous FSO Africa contract, has a firm term of five years commencing October 1, 2012 and provides MOQ with an extension option for an additional term of either one or two years.

In addition to the extension of the minimum contract term by over four years, the new agreement provides for an increase in the daily hire rate earned in each firm contract year to the same daily hire rate schedule as for the existing MOQ service contract for FSO Asia, its sister vessel.  The new agreement extends to MOQ use of the full capacity and functionality of FSO Africa.

FSO Africa and FSO Asia are the two largest and most sophisticated double hull FSO vessels in the world. The vessels continue to operate at a high level of performance in terms of quality of oil produced and without incurrence of off-hire since their respective in-service dates (January 2010 for FSO Asia; August 2010 for FSO Africa).

Morten Arntzen, President and CEO commented: “We are pleased to have finalized the new five-year contract for the FSO Africa with MOQ.  This extension is testament to the high quality service delivered every day of the year by our crews and technical staff operating these incredibly high-spec FSOs in the waters offshore Qatar.  With both of our FSOs operating on long term contracts in Qatar, our initial vision for this important joint venture has been realized.  Together with our partner Euronav, we look forward to building upon the close relationship we’ve forged with MOQ as they continue to operate on the Al Shaheen field.”

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About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Contact
John Collins, Vice President Investor Relations, OSG Ship Management, Inc., +1 212-578-1699.